THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call EVENT DATE/TIME: AUGUST 26, 2015 / 12:30PM GMT OVERVIEW: Co. reported 2Q15 net sales of $818m and adjusted non-GAAP net income per diluted share of $0.12. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP, IR & Controller*

Arthur Martinez *Abercrombie & Fitch Co. - Executive Chairman*

Jonathan Ramsden *Abercrombie & Fitch Co. - COO*

Joanne Crevoiserat *Abercrombie & Fitch Co. - CFO*

Fran Horowitz *Abercrombie & Fitch Co. - Hollister, Brand President*

Christos Angelides *Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President*

CONFERENCE CALL PARTICIPANTS

Matthew Boss *JPMorgan Chase - Analyst*

Brian Tunick *Royal Bank of Canada - Analyst*

Neely Tamminga *Piper Jaffray - Analyst*

Gene Vladimirov *Nomura Securities - Analyst*

Oliver Chen *Cowen & Co. - Analyst*

Paul Alexander *BB&T Capital Markets - Analyst*

Thomas Filandro *SIG - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Anna Andreeva *Oppenheimer - Analyst*

Kimberly Greenberger *Morgan Stanley - Analyst*

Andy Schmidt *FBR Capital Markets - Analyst*

Rick Patel *Stephens Inc. - Analyst*

Omar Saad *Evercore ISI - Analyst*

Lorraine Hutchinson *Bank of America Merrill Lynch - Analyst*

Edward McLaughlin *Goldman Sachs - Analyst*

Dorothy Lakner *Topeka Capital Markets - Analyst*

Mark Altschwager *Robert W. Baird - Analyst*

Dana Telsey *Telsey Advisory Group - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch second-quarter fiscal year 2015 earnings call. Today's conference is being recorded. (Operator Instructions). At this time, I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

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Brian Logan - Abercrombie & Fitch Co. - VP, IR & Controller Good morning and welcome to our second-quarter earnings call. Earlier this morning, we released our second-quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials, which are available on our website. Also available on our website is an investor presentation, which we will be referring to in our comments during this call. Today's earning call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the Investors section. The call is scheduled for one hour. Joining me today are Arthur Martinez, Executive Chairman; Jonathan Ramsden, Chief Operating Officer; Joanne Crevoiserat, Chief Financial Officer; Fran Horowitz, Brand President of Hollister and Christos Angelides, Brand President of A&F and abercrombie kids. After our prepared remarks, we will be available to take your questions for as long as time permits. Before I begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statements found in our SEC filings. With that, I hand the call over to Arthur for some opening remarks. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you, Brian and good morning, everyone and thank you for being with us this morning. In our last earnings call, we indicated that we expected meaningful sequential improvement in comp sales performance, accompanied by stabilized gross margins and continued expense reductions. The results we are announcing this morning exceeded those expectations. Our come sales trend improvements reflect an intense focus on the customer experience, driven by a newly energized and empowered stores organization, as well as investments in direct-to-consumer and omnichannel capabilities. While these results encourage us that we are on the right track, we recognize that we still have much to achieve. And so we continue to take important steps to improve near-term performance and lay the foundation for long-term growth and profitability. Our brand design and merchandising teams have been reinvigorated by a number of newly recruited executives with excellent backgrounds relevant to our needs. You may have seen our recent announcements regarding some of these additions for the A&F brand. We are also maintaining an intense focus on productivity improvements to build on the progress we've made in reducing expenses over the past several quarters. Both Hollister and abercrombie kids showed very good progress in the most recent quarter and we believe that these improving trends are sustainable. For the Abercrombie & Fitch brand, our initiatives are well underway and we expect improvement in our performance. Turnarounds, however, are never linear and we are not naive about the challenges we face, but are determined to return to prosperity and growth and we are confident that we are taking the right steps to achieve that. An important part of our longer-term planning and thinking is the establishment of very clear brand positioning that will guide all elements of our business. That work is also underway and we will have much more to say about that as we go forward. In the meantime, we are encouraged by many indicators that we are on the right track in restoring the business to health. Now let me hand it over to Jonathan to provide a more in-depth update on our strategic initiatives. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Thanks, Arthur and good morning everyone. As Arthur said, our results for the quarter were ahead of our expectations coming into the quarter and reflect continued sequential improvement. While that is the case, many of our strategies are still in the early stages and we see significant upside as we continue to execute against these strategies. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

As a reminder, our core strategies include, first, putting the customer at the center of everything we do; second, defining a clear positioning for our brands rooted in a clear sense of brand and corporate purpose; and third, delivering a compelling and differentiated assortment; fourth, leveraging the global reach of our brands and optimizing our performance in each channel; fifth, continuing to improve our efficiency and reduce expense; and last, ensuring we are organized to succeed. Many of the specific actions against these initiatives are consistent with what we have laid out in prior calls, but I want to mention a few highlights for the quarter. First, our five remodeled Hollister stores, which feature a newly redesigned interior prototype with an open floor plan, new fixtures, lighter paint colors and brighter lighting, are performing well. These five stores are up strongly versus the control group and the customer reaction to the new format has been very positive. We will convert another eight stores this year and anticipate a more extensive rollout next year. In addition, approximately 100 Hollister stores have now been converted to the new storefront and are generating a mid to high single digit lift in sales. Second, turning to digital, we launched our first A&F Android mobile app during the second quarter and will launch a redesigned iOS mobile app in the fourth quarter. For Hollister, we launched redesigned iOS and Android apps with Club Cali integration in the third quarter. Mobile remains a major area of focus for us, now accounting for over 50% of our online traffic and with conversion growing strongly. With regard to omnichannel, we are currently piloting reserve in-store in six states and expect to roll out order in-store and click and collect to the UK going forward. In addition, we expect to roll out various enhancements that will enable Web-like search capabilities for order in-store and increase SKU availability and fulfillment efficiencies for ship from store. Third, with regard to (technical difficulty), despite the current macroeconomic uncertainty, our performance in China for the quarter was strong with double-digit comp sales in Hollister for the second consecutive quarter, including positive comps in all eight stores in the comp base and 300% growth in the DTC business. We opened our second A&F and 10th and 11th Hollister mall-based stores in China during the quarter. We are pleased with our performance in China to date, but we will carefully monitor the competitive and consumer landscape as we plan future growth. We are also pleased with our performance in the Middle East where we now have two A&F stores in Kuwait and three Hollister stores in the UAE. Turning to outlets, our MFO stores continue to perform well and to produce healthy margins and we now expect to have approximately 13 new or converted stores with MFO merchandise by the end of the year, primarily in A&F. Fourth, this past quarter marked the launch of Fierce fragrance products with Inter Parfums in over 300 Sephora stores in France and online. Initial sales are encouraging and we plan to add selected duty-free and specialty stores in the third quarter. Fifth, the quarter reflected continued strong expense management, marking the eighth successive quarters in which we have reduced year-over-year operating expense on an adjusted non-GAAP basis with cumulative savings to date significantly exceeding our initial expectations. Finally, we continued to strengthen both brand teams during the quarter with appointments at the VP level and higher across design, planning, merchandising, e-commerce and marketing. Our results for the quarter reflect positive progress and we look forward to building on that progress in the coming quarters. With that, I will hand it over to Joanne to review the second-quarter results. Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO Thanks, Jonathan and good morning, everyone. I will start with a brief recap of our second-quarter results and then provide an update on our outlook for the rest of 2015. As Arthur mentioned, meaningful improvements in our comp sales trends, coupled with tight expense management resulted in operating income exceeding our initial expectations coming into the quarter. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

For the quarter, net sales were $818 million, down 8% to last year. Changes in foreign currency exchange rates versus a year ago accounted for approximately 5 percentage points or $45 million of the sales decline. Total comp sales were down 4% for the quarter. On a sequential basis, comp sales trends improved broadly from the first quarter, particularly in Hollister and internationally. As referenced on pages 5 and 6 of the investor presentation, comp sales were down 7% for Abercrombie and down 1% for Hollister. By geography, comp sales were down 4% in both the US and international markets. International markets showed strong sequential improvement with positive comps in Asia and Canada and sequential improvement in Europe, including in the UK, Germany and France. These results were driven by strong conversion as customers responded positively to pricing adjustments and new product deliveries in these markets. Across brands, the direct-to-consumer and omnichannel business grew to approximately 21% of total sales versus approximately 19% last year with growth in both our US and international businesses. By category, we continued to see strength in jeans and dresses during the quarter and also saw sequential improvement in the tops business. While reduced logo contributed to the comps sales decline for the quarter, it was somewhat less than expected. Moving forward, we expect that logo will no longer be a headwind and we will view and manage logo just like any other part of our assortment. Excluded from our results for the quarter was a pretax net charge of $15 million compared to $2 million last year, which are detailed on page 4 of our investor presentation. For the quarter, this primarily included $16 million of legal settlement charges. Excluding certain items, the adjusted non-GAAP gross profit rate for the quarter was 62.0%, 110 basis points higher than last year on a constant currency basis primarily driven by lower average unit costs. Average unit retail in our US business continued to stabilize while our international AUR declined due to pricing adjustments and lower foreign currency exchange rates. On an adjusted non-GAAP basis, stores and distribution expense decreased $37 million from last year as a result of benefits from FX, as well as further expense reduction efforts and the realization of expense savings on lower sales. On an adjusted non-GAAP basis, marketing, general and administrative expense for the quarter decreased $6 million primarily due to expense reduction efforts during the quarter. Excluding certain items, adjusted non-GAAP operating income was above last year on a constant currency basis. The tax rate remains highly sensitive to earnings mix by jurisdiction, particularly at lower levels of profitability, which was the case for the second quarter. For the quarter, the Company reported adjusted non-GAAP net income per diluted share of $0.12 compared to $0.19 last year. Results for the quarter included the adverse effects from FX of approximately $0.18. Turning to the balance sheet, we ended the quarter with $408 million in cash and cash equivalents and gross borrowings outstanding of $298 million compared to $311 million in cash and cash equivalents and $188 million in borrowings last year. We also ended the quarter with total inventory down 13% versus last year. Details of our store openings for the quarter are included on page 8 of the investor presentation. At the end of the quarter, we operated 783 stores in the US and 171 stores in Canada, Europe, Asia and the Middle East. With regard to our outlook for the back half of 2015, we expect continued headwind from foreign currency exchange rates, further comparable sales trend improvement skewed toward the fourth quarter, gross margin rate to be approximately flat compared to last year, but up on a constant currency basis, operating expense dollars to be approximately flat compared to last year after absorbing the effect of restoration of incentive compensation provisions, which will skew toward the third quarter, but excluding effects from changes in comps sales, and a weighted average diluted share count of approximately 70 million shares excluding the effect of potential share buybacks. In addition, we expect an elevated tax rate on a full-year basis, which remains highly sensitive to earnings mix. Over time, we expect the tax rate will return to the mid to upper 30%s. Excluded from our outlook for the rest of the year are potential charges related to impairment and store closings and other potential charges related to our strategic initiatives. We also continue to target capital expenditures for the full year of approximately $150 million. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

With regard to real estate plans for the full year, we plan to open 15 full-price stores in the key international growth markets of China, Japan and the Middle East and six full-price stores in North America. We also plan to open 10 new outlet stores in the US. In addition, we continue to expect to close approximately 60 stores in the US during 2015 through natural lease expirations. I'm now going to hand it over to Fran and Christos who will provide some more color around performance and strategic initiatives occurring within their brands. Fran. Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President Thank you, Joanne and good morning, everyone. Before I get started, I would like to thank the global Hollister team for their hard work over the past quarter. We continue to make significant positive changes to our brand and the customer is noticing. As Joanne mentioned, we achieved continued sequential comp improvement in the second quarter, delivering a down 1% comp compared to a down 7% in the first quarter. We were able to achieve this performance while continuing to reduce our reliance on promotions across all channels. We continue to drive increased selling at ticket throughout the quarter driven by improvement in the assortment with each product update. In the US, we comped roughly flat driven by improvement in both the girls and guys businesses with tops leading the way for each gender. In Europe, we saw sequential comp improvement in each country. As we indicated last quarter, we completed the rollout of the updated international pricing architecture as new products set in June and July. The updated pricing, along with improved product offerings, drove strong conversion. In Asia, our China business continued to comp positively and we are pleased with the new store openings in the quarter. During the quarter, we continued to make meaningful progress on our key strategic initiatives. As we hung our brand and our customer messaging, we continued to drive strong engagement on Instagram and other social media platforms where our customer expects to be able to engage. We partnered with Instagram on a new carousel advertising unit resulting in our strongest engagement ever and a shift in brand affinity. On SnapChat, we were the first global retailer to develop a custom filter on Hollister. We continue to be an early adopter of new platforms. For example, Hollister is amongst the most followed brands on We Heart It, a social platform targeting teenage girls. With clarity of our message and strong digital engagement, we continue to evolve our customer experience and deliver on-brand, on-trend product. During the quarter, we also made solid progress improving our in-store experience. We continue to update our store operations models to prioritize the allocation of store payroll towards customer-facing and selling activities. We have also taken steps to increase the autonomy that our store managers have to set and present items, which our local customers desire most. These efforts will continue to evolve over the next 12 months and are enhancing the shopping experience for our customers. We remodeled five US stores during the quarter, which included a fully redesigned and refixtured interior. These stores are up strongly versus their control stores and we continue to receive positive customer feedback through exit interviews. Based on the initial positive test reads, we expect to remodel five additional US and three Europe stores later this year. In the US, we reduced our promotional activity and simplified our promotional pricing to include clarity and quality and value. We shortened the length and depth of our clearance messaging as we drove inventory to a more appropriate level. As we moved to the merchandise assortment, we were excited to see continued traction in our tops assortment while maintaining a strong bottoms business. On the girls side, we were increasingly excited about our new product. We drove a solid knit tops business and complemented the assortment with on-trend pattern and color in dresses, rompers and soft shorts. On the guys side, we delivered significant sequential comp improvement from the first quarter driven by the tops category. And in bottoms, we had a challenging quarter in shorts, but made up for it in long bottoms. Stepping back from category performance, I am most excited about the confidence they are gaining as a team to deliver bigger fashion items in the Hollister handwriting. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Finally, we continue to make progress around people, structure and process. We made several additional senior-level hires in the quarter. We have seen the benefit of the perspective and passion brought by our recent additions who complement the strong team we already had in place. We are energized by our improvement and look forward to carrying momentum into the back half of the year and I will now hand it over to Christos. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President Thank you, Fran. As Joanne mentioned, the Abercrombie brand's 7% comparable sales decline reflected sequential improvement from the first quarter, which included strong performance in kids, modest improvement in the women's business, but no notable progress in the men's business as yet. While we expected more improvement, we did have some wins in the quarter, primarily in jeans and dresses and while still down year-over-year, we are encouraged by some of the improvements we are seeing in the women's tops business. By region, comp trends improved in both North America despite our less promotional expense and an increase in full-price [items]. Internationally, we have seen improvement in the UK, Germany and Asia. To support our progress moving forward, we have also made a number of key senior-level hires. The new brand leadership is executing against the strategic initiatives of the brand. We continue to make changes to improve the customer experience across all channels. As mentioned during last quarter's call, we have improved sightlines throughout the store by removing various props and fixtures. We've also made changes to the level of scent, volume and music and the lighting in our stores. We've also improved our digital shopping experience, emphasizing convenience through on-figure product shots, expanded fit information and lifestyle and editorial content that highlights the product. Our store associates are critical in ensuring that our customers have a positive shopping experience and on that front, we've rolled out a number of enhancements to our store operating model. These new programs are designed to increase product knowledge and give our associates the means to drive their business by providing them with greater levels of autonomy to make changes based on the specific needs of their customer base. The programs also increase the frequency of the communications and the scope of customer insights compiled by our field associates. The importance in improving the brand experience is the evolution of our assortment and we are encouraged by the progress we are seeing in women's tops, particularly in international markets. We are particularly pleased with the progress at abercrombie kids where we've created a fun and useful assortment and we will be expanding our size offering in the kids brand from ages 3 through to 7 to supplement the current size range. We've also had a successful kids trial on the adult website and we will be expanding kids into an additional 13 adult stores. There has been a significant amount of change within the brand. While our results fell short of our expectations, we are also making the necessary adjustments to drive improvements in the business and we believe we have the team in place to do that. With that, I will turn the call back over to Arthur. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you, Christos. As you've heard today, and I and our Board believe, we have an extraordinary executive team that is making excellent progress improving near-term performance and establishing more distinct, defined positioning for our brands to help us drive competitive advantage and realize the full potential of our Company. With regard to a CEO decision, the Board remains deeply engaged in this process and a new CEO will be appointed in due time. Far better to make the right choice than a hasty choice. This concludes our prepared comments and we will now be happy to take your questions. Thank you. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions). Matthew Boss, JPMorgan. Matthew Boss - JPMorgan Chase - Analyst Great results. So on the top line, I guess are you comfortable with your out-the-door prices today across the concepts? Any changes still underway globally for us to think about? And what if any headwinds do you foresee preventing a return to positive comps overall next year? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Maybe on the pricing, we will bifurcate that between Hollister and A&F. Fran, do you want to start with Hollister? Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President Sure, we have rolled out the pricing. I think we are very comfortable with where we currently are both domestically and internationally and we don't see any other changes at this point. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President In Abercrombie, Matthew, we continue to make adjustments to the pricing, actually both down and up. We see opportunities at both elements of the pricing spectrum. Jonathan Ramsden - Abercrombie & Fitch Co. - COO And on your last part, Matt, obviously, we are not being specific about the rate of progress, but we are clearly saying that we do expect to continue to making progress and improving the trend of the business. Matthew Boss - JPMorgan Chase - Analyst Great. And then just a follow-up on margins. What's the best way to rank your margin recapture opportunity if we think by concept over the next call it two to three years and with that just the best way to think about operating expense leverage if you are able to stabilize the sales beyond this year? Jonathan Ramsden - Abercrombie & Fitch Co. - COO Well, I'll just add a couple of opening comments on margins. First of all, we've had this significant FX headwind on gross margin rate this year. It's going to be a little less in the back half of the year if spot rates hold where they are today. Although obviously there's a lot of water to go under the bridge on that, but we would hope that that is less of a headwind certainly in 2016 and may potentially turn the other way. Then I think with regard to AUC, we've made pretty good progress on a full-year basis. We do have to balance, as we said on the last call, investing appropriately in the product. So that we are confident that's going to give us a return from an AUR standpoint. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO As it relates to expense leverage, Matt, I think we continue to see opportunities to take expense out of the business. Certainly, we've had a lot of success over the last 18 months to 2 years, but we continue to believe that our continuous profit improvement approach and engaging the entire organization and making productivity part of everything we do will continue to yield results for us. We also believe that as we return the stores to productivity, higher productivity, continue to optimize the fleet, that will also help deliver expense leverage. Matthew Boss - JPMorgan Chase - Analyst Great. That's helpful. Best of luck. Operator Brian Tunick, Royal Bank of Canada. Brian Tunick - Royal Bank of Canada - Analyst I'll add my congrats on the progress as well. I guess Christos first, on the A&F brand, I guess lots of changes in terms of the product and positioning, but wondering -- it seems like you are trying to age-up the customer when we come into the stores and see the marketing. Can you maybe speak to any research you've done addressing maybe the older young adult customers' perception of the A&F brand in particular and maybe willingness to engage there? And then maybe the second question, on the margin line, can you maybe talk about the profitability by segment? We are just thinking about the AUR declines at Hollister internationally. How does that impact those segment margins and what should we think about that going forward? Thanks very much. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President So in terms of -- you referenced aging of the customer. Actually it's not a deliberate plan of ours to age up the customer. We're actually thinking less about age and more about style and attitude. So any changes you may see in-store are really a result of the way the customers are taking us to that direction. So just to emphasize we are not deliberately trying to age the customer. That may be a function of those that shop with us. In terms of --. Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO In terms of margin profitability by segment, we don't report the profitability by segment, but what we have said and I think our results show the investments we are making in price internationally. We did test and we saw that we had a return in margin dollars and the results were in line with our expectations as we more fully rolled out the pricing adjustments. So we believe that and we have seen that it has helped stabilize the comp trend and improved gross margin dollars. We also have, as seen by our gross margin (absolute reported performance)that AUC has been an offset to that broadly and we are able to report margin rates roughly in line year-over-year. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO And I would just add, Brian, that I think on the prior call we gave some stats about the overall profitability of the European store fleet in particular and those stats remain very healthy even with the AUR reductions that we've taken. Brian Tunick - Royal Bank of Canada - Analyst Terrific. Thanks very much and good luck. Operator Neely Tamminga, Piper Jaffray. Neely Tamminga - Piper Jaffray - Analyst Great, good morning and congratulations on the progress you guys are making. I just had a housekeeping question and then a question for Fran. Housekeeping, Joanne, on the Q3 comp indication or the comp indication for more positive momentum in Q4 versus Q3, is that solely because of FX or is there something going on in the current business that's giving you any pause? Any sort of contextualization there would be helpful. And then secondly for you, Fran, in terms of leadership team, we know that Christos has made it really clear who his leadership team is. I don't know if we've actually seen a similar announcement solely out of you necessarily. Where are you on your team overall and how do you feel about -- you are doing a great job, but are all the holes filled? Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO Neely, on the Q3 comp indication, I think, on the first part, Q2 was slightly better than our expectations and we believe that it's more fourth-quarter-weighted really due to the progress we are seeing in our assortments and the incremental improvement we are making into holiday. Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President Regarding your question on the leadership team, we, at Hollister, have added leadership to the team over the past couple of quarters. We have a few positions that we are still looking to fill and have complimented what was already a strong team here, so moving forward on that front. Neely Tamminga - Piper Jaffray - Analyst Thank you. Operator Simeon Siegel, Nomura Securities. Gene Vladimirov - Nomura Securities - Analyst Good morning, guys. This is Gene Vladimirov on for Simeon. It looks like you guys had a sizable inventory reduction for the Q. Just wondering if you're expecting that trend to continue through the year and then maybe if you could give us some color on the current composition. And then 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

just a quick reminder on the current split of logo versus non-logo product, what it looks like and whether we should expect that to change going forward. Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO So on inventory reduction, we did expect the large reduction and we continue to believe we have opportunity to improve productivity in our inventory. So we expect going forward that we, both through better management of the buy and the inventory management process end to end, should see continued improvement in inventory productivity. On the logo, we did make a structural change in the logo position in our assortment about a year ago. We have basically lapped those structural changes as we move into the back half of the year. I would say we are comfortable with where the logo is in our assortment in terms of the absolute level. And as I mentioned, we intend to manage that as we would any other aspect of our assortment moving forward. Gene Vladimirov - Nomura Securities - Analyst Great. Thanks. Operator Oliver Chen, Cowen and Company. Oliver Chen - Cowen & Co. - Analyst Thanks. Congrats on solid improvement here. We are just curious about, as we look forward and model the positive impact from the remodeled stores and the storefronts, what's the timing from which we should think about the materiality of driving the comp? Also what's the context from which you are seeing improvement in the remodels? Is it traffic and conversion? Just curious about the context of how the benefit is manifesting. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - COO So on the last part of the question, it's a combination of both we have seen traffic and conversion both up in those converted stores. In terms of the impact of the remodels, we have a relatively small number today and that will remain the case through the end of this year. So the overall impact on the comp is therefore pretty much de minimis at this point. It's an open question at this point as to how many stores we are going to convert in 2016. That's something we are going to be looking at very hard over the next couple months as we think about our capital allocation plans, as we continue to track the performance of the stores. We have remodeled, but we are certainly very encouraged by what we have seen so far and we certainly do expect there to be an increased rollout in 2016, but precise numbers still to be confirmed. Oliver Chen - Cowen & Co. - Analyst Okay. And just a quick follow-up, on the store checks, we've noted a little bit more markdowns on men's versus women's at both concepts. We were curious about how you felt about where you were in the innings of those assortments. It's really good that you are pretty happy with women's. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President I'll go first. From a Hollister perspective, we made improvement actually in both men's and women's over the quarter, a little bit more in women's, as I mentioned earlier. We did positive comp in tops for women's over the first quarter which was the first time in quite some time, but men's made some very significant improvements as well and we see that continuing. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President In Abercrombie, we definitely haven't seen the same improvements in male as we have in female and I would put that down to the need for us to offer more newness and variety across styles, fits, fabrics and washes. Oliver Chen - Cowen & Co. - Analyst Thank you. Best regards. Operator Paul Alexander, BB&T Capital Markets. Paul Alexander - BB&T Capital Markets - Analyst Just a follow-up on the logo discussion. It sounds like you are not taking the logo down anymore. What's your philosophy around logo? Do you see the logo trend, the decline in the logo trend stabilizing or do you just feel like you have such a sizable logo business that you no longer want to take it down? And how do you think about your approach to logo versus the competition? Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President Regarding logo for Hollister, we are seeing nice customer acceptance to our logo product. It is something that we focused on when we first got here and putting quality and value back into our logo. It is seeking a piece of the business. It's going to be part of a balanced assortment that we will offer to the customer going forward. So it's seeking its own level and that's what the customer is currently telling us. And regarding the competition, we don't normally comment on what's happening with the competition. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President In Abercrombie, Paul, we don't actually set a level for logo. It will be what customers want it to be. Fortunately, there is good traction and customers appear to like the new logo product we are developing. So we will just run with that and see where it takes us. Paul Alexander - BB&T Capital Markets - Analyst Great. Thank you. Operator Thomas Filandro, SIG. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Thomas Filandro - SIG - Analyst Thank you very much and nice job on the progress. I was hoping to ask the question on the field organization. I was hoping you can help us better understand the initiatives to empower the field organization. What exactly is occurring across both brands and have you seen any impact on the business in terms of maybe shopper conversion, UPTs and then how should we think about payroll as a percent of sales with some of these new empowerment initiatives? Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - COO So let me give you a couple of cross-branded comments about what we've done with the stores. First of all, as we mentioned I think a couple of quarters ago, we've put in place an incentive scheme at the store level related to store sales performance with a couple other levers in there. We've also given the store associates, the store managers in particular, greater autonomy to make changes within the stores. If they see something selling well, they can move it within the store. They have some latitude around moving fixtures. We are also supporting them with some additional training and how they interact with customers and directing them to spend more of the hours that are within the store on customer-facing activities rather than back-office type activities. I think all of those are examples of things we are doing across both brands. Christos, Fran, anything else to add brand specific? Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President Particularly for Hollister, keeping the customer at the center everything that we do is the mantra that we have put out there, a bit different than where we were in the past, Thomas. We are seeing positive conversion likes internationally as well as domestically, which leads us to believe that the customer is being serviced in a way that we are charging the field with. Jonathan Ramsden - Abercrombie & Fitch Co. - COO And then I think on the second part of your question, Tom, about the payroll as a percentage of sales, we are still looking to be very efficient on that. We are reallocating that payroll more than looking to increase it. And the incentive scheme is obviously tied to results, so if we are delivering a strong incentive through that then we are getting a good top-line performance that will more than pay for that. Thomas Filandro - SIG - Analyst Thank you very much. Best of luck. Operator (Operator Instructions). Marni Shapiro, The Retail Tracker. Marni Shapiro - The Retail Tracker - Analyst Congratulations. The stores really look a lot better. It's exciting to be there. I just have two quick questions. One is, I know this is going to sound silly, but the sales associates seem much happier and a lot less stressed in all of your stores. So I'm wondering if that's just a function of better sales or have you actually changed the way you are incenting them and the way you are working with them other than allowing them more autonomy in the stores. And then if you could just give me a quick update, I've already seen the extended kids assortment in the Abercrombie stories, a bunch of them that I've been in, but you said you were expending into 13. How many have the kids stores today? The extended sizes today? 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President So in terms of -- it's hard to say -- it's up to the sales associate. I actually think one of the reasons they might appear happier is that they've got control over their own store and they are more autonomous. I think it makes a big difference. It means they can have an impact on their own sales and they can see if they react in a certain way and they get a positive result, I'm sure that motivates them. In terms of kids, we have I think it's 29 -- 26 in total, including the 13. Marni Shapiro - The Retail Tracker - Analyst That includes the 13. So there's been no change in the way you are incenting the associates as far as pay structure? Jonathan Ramsden - Abercrombie & Fitch Co. - COO As I mentioned a minute ago, Marni, we have an incentive scheme in place in the stores, which is for the managers and clearly they are motivated to drive the sales of the store and I would fully echo Christos' point that I think people value the empowerment and like to be held accountable as long as they are given the ability to impact the outcome, which is what they are now getting. Marni Shapiro - The Retail Tracker - Analyst Congratulations because I have to tell you it's been a really big change in your stores and it seems the customer is responding. I'm watching adults actually spend more time in your stores. It's amazing. Best of luck with the back half of the year, guys. Operator Janet Kloppenburg, JJK Research. Janet Kloppenburg - JJK Research - Analyst Good morning, everyone. Congratulations on the progress. For Joanne, on the expense side, including G&A, you are down about 8% year-over-year for the first half of the year. I'm wondering if you could talk to us directionally about what we should look for in the second half. Could it be the same level of expense reduction or something greater? And for Fran and Christos, on the category falloff, Fran, can you talk about your denim performance because we are seeing a resurgence in denim demand throughout the industry and Christos, I think the knit category has been challenging for the A&F brand. Perhaps you could talk to us about what you see there and if you are making any progress. Thanks so much. Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO Thanks, Janet. I'll start with the G&A. In our outlook we've provided for the back half of the year, we expect expense dollars, excluding managing expense with changes in comp sales, we expect the expense dollars to be roughly flat with last year and that's made up of a couple of I think big puts and takes. The FX we expect to continue to be a benefit to operating expense in the back half of the year, but that is offset with normalized incentive provisions, incentive comp provisions, which, in the beginning of the year, we did talk about our expense performance through the year. The restoration of our incentive comp accrual versus zero last year hits the back half of the year more heavily than certainly the front half of the year offsetting some of that FX benefit. We also expect to invest in marketing and DTC, also roughly offsetting the benefit we expect to see in FX. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Now having said that, we have had success in driving expense reductions and we are continuing to focus on it. Although those are changes that we report when they are certain. So we wouldn't want to get ahead of ourselves in that. Janet Kloppenburg - JJK Research - Analyst But just so my interpretation is correct, there's some flexibility there? Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO We expect to continue to focus on driving down operating expense, yes, as we have in the past quarters. Janet Kloppenburg - JJK Research - Analyst Thank you. Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President Regarding your question on denim, Janet, we were pleased with our performance in the second quarter for Hollister denim, both girls and guys. We have had a strong denim business over the past 12 to 18 months. I think we spoke about that in the last call. And when we recap Q3, we will bring those results as well. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President And Janet, in terms of your callout on knits being challenging, you are correct. It has been very challenging, particularly in male. I put the reasons down to the fact we haven't moved the collection on enough and what we will be doing therefore is bringing in more variety in terms of price points and as well as design. Janet Kloppenburg - JJK Research - Analyst Thank you. Operator Anna Andreeva, Oppenheimer. Anna Andreeva - Oppenheimer - Analyst Congratulations on seeing sequential improvement. I guess my question is, if we can talk about the degree of improvement you are seeing at Hollister versus A&F and the disconnect there. Just curious, do you think it's the Hollister brand that is healthier than A&F? Do you think it has to do with a lower ticket or overall better product execution? Just curious on your thoughts there. And keeping in mind, like you said, turnarounds are never linear and you do have a new team at A&F, just how do we think about the timing of improvement at A&F brand going forward? 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO I'll kick off on this. So I think the -- first of all, I think it would be unusual to expect that the brands would move in lockstep with each other. We have by the way seen good progress in kids, which has been similar to what we've seen in Hollister. So I don't think we would've ever expected that the recovery curves of the two brands would take precisely the same path over time. There is probably some additional baggage that A&F carries related to the historical issues. And then I think Christos alluded to where the brand is starting to get some traction and where progress has been slower from a product standpoint, which is also clearly going to be a component of the transition over time. So inherently I don't think we think it's surprising. We did hope to make a little more progress on A&F. We made a little more progress than we expected on the other two brands and we wouldn't expect that to move lockstep going forward either. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President I think just in terms of the new leadership team, Anna, there will be continuous improvement. From the moment they walk through the door, they started to make a difference and that will just continue all the way through the rest of this year and into next year. Anna Andreeva - Oppenheimer - Analyst Okay. That's helpful. And just a follow-up on gross margins. Your gross margins have come in I think more or less online so far in the first half and you are tweaking down gross margin guidance for the year to flat from I think flat to up slightly previously. Just what is driving that thought process and how should we think about the AUC opportunity within that? Thanks. Operator So roughly -- gross margin guidance was roughly in line with basically how we performed in the second quarter, roughly flat to last year, but up significantly on a constant currency basis. We still expect foreign currency to be a headwind in gross margin. AUC has driven our gross margin performance year to date. We continue to expect AUC to be down as we move through the third quarter, but not down as far and stabilizing as we wrap the improvements we made in AUC last year, so we start to anniversary some of those AUC improvements. We are encouraged by the AUR stabilization that we've seen, which is also an element of our gross margin performance and our outlook, as well as the success we've had and the traction we seen at selling goods at ticket price and stepping away from promotional activity. And we also believe that our inventory management has left us in a good place in terms of managing AUR as we move through the back half. Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst My question is for Christos on the Abercrombie brand. It looks like there was a tremendous amount of progress in the international comp from Q1 to Q2, but not really in the Abercrombie brand comp from Q1 to Q2. So I'm wondering if the international results are actually not getting better and we are wondering that particularly because I think Abercrombie stores are in many of the tourist destinations and we are hearing others talk about very much a surging towards business in international markets, particularly Europe. So I'm just trying to reconcile the seemingly conflicting results coming out of that business. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Jonathan Ramsden - Abercrombie & Fitch Co. - COO Let me make a couple of comments on that. I think, first of all, it's important to keep in mind that the A&F stores, the international component of our business, is a relatively small segment. It's much smaller, for example, than the Hollister stores business internationally. We did see a bit of progress though in the stores business internationally. The DTC business was down in Q2 relative to what it had been in Q1 for A&F internationally, so that's part of -- what you are seeing reflects both the store and DTC comp plus the brand [cart]. But I think overall, as we said, the progress was a little slower in A&F in total than we had expected, but we did see -- if you are focusing on store specifically, we did see some modest progress in the A&F international stores. I think to one of the points you may have alluded to, there is perhaps a greater tourist impact in those stores than there is for Hollister where it's predominantly a mall-based customer. Whereas in our European flagship stores, particularly London, for example, there's a significant tourist component in there. But, again, I think it's important to caveat all of that with the observation that A&F international stores are a relatively small piece of our overall business. Kimberly Greenberger - Morgan Stanley - Analyst Thank you. Operator Susan Anderson, FBR. Andy Schmidt - FBR Capital Markets - Analyst Hi, guys. This is Andy Schmidt on for Susan. Thanks for taking our question. Our question was on the gross margin for the back half and your outlook is for a flat rate in the back half and it sounds like a third-quarter opportunity is more AUC driven and the fourth quarter maybe AUR driven just given improving momentum. How should we think about the cadence in the third and the fourth quarter into the back half? And then additionally if you guys could comment on the second-quarter traffic by brand, that would be helpful. Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO We haven't provided specific guidance on the Q3/Q4 split. We do expect, as you mentioned I think accurately, the AUC to be a bigger driver in Q3. In terms of traffic by brand, we have seen improvements -- continued stabilization in North America. I think that's fairly consistent and improvements in Europe. I don't have the brand specifics, but it's been fairly broad-based on the store side of the business. Andy Schmidt - FBR Capital Markets - Analyst Great. Thanks, guys. Best of luck. Operator Rick Patel, Stephens. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Rick Patel - Stephens Inc. - Analyst Can you provide more color on omnichannel? I'm curious about how receptive your customers have been to your new capabilities and whether you think it's been a greater benefit from a comp or margin perspective. And then perhaps a little bit more detail on the opportunity for omnichannel in Europe. Jonathan Ramsden - Abercrombie & Fitch Co. - COO Rick, we've been investing significantly in omnichannel. We think it's a very important thing for us to be investing in, particularly given how our customer shops. We are less far along internationally than we are in the US. We referenced in our prepared comments that we are just starting to roll out some of the omnichannel capabilities, particularly in the UK and then we will look to build that out further in Europe going forward. But in the US now, we have order in-store and ship from store pretty well rolled out. We are progressively seeing more of a lift coming from those and we think it's an important part of being customer-centric in how we provide a seamless experience to the customer. So I think US definitely more progress to come. Europe still relatively early days, but also an important initiative there. Rick Patel - Stephens Inc. - Analyst Thank you. Operator Omar Saad, Evercore ISI. Omar Saad - Evercore ISI - Analyst Good morning. Thanks for all the information. Christos, I wanted to ask you about the A&F [repositioning]. It sounds like you are still going through the process of trying to leverage your analysis of the brand and research of how to position it in the marketplace. But any sort of updates, information that you've gleaned or insights you've gleaned about where the brand has its areas of resonance with different types of customers and perhaps maybe segmentation and market positioning relative to the marketplace landscape would be really helpful as we think about how that turnaround (inaudible). Thanks. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President So we will have more detail on this later in the year, but currently I'll just call out some indications where we feel the brand is positioned. I think, first and foremost, it's important that we recognize it's an American brand and that's something that's very important in the way that we put this business together. Secondly, it's an iconic American brand as designated by the moose. And thirdly, has a lot of heritage. It was founded in 1892. So there's three components of things we are thinking about everyday when we put the collection together. More than that, it's probably a little bit early for me to give you more details, Omar. Omar Saad - Evercore ISI - Analyst And as you continue down this road, Christos, how do you think about the role of marketing, advertising, leveraging some of those elements? (multiple speakers) 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President They play a very important role and everything has to be synced up simultaneously and at the same time. So when we have more color on exactly where we think the positioning will be, we will align all of those components together. What we do feel is that the positioning is evolving. Kids are playing a very important role in that positioning, so we do find that when we link kids either on a website to adults or kids in the store then we are reaching new customers. So it's our job to make sure we satisfy the existing customer base with our brand positioning, but also be in a position where we can attract new customers. And so that's part of the thought process as well. Omar Saad - Evercore ISI - Analyst Thanks. Appreciate the insight. Operator Lorraine Hutchinson, Bank of America. Lorraine Hutchinson - Bank of America Merrill Lynch - Analyst Joanne, how big was the incentive comp reversal in the third quarter? And then, secondly, just following up on Neely's question, the fourth-quarter optimism around a big sequential pickup in the comp, is that primarily driven by the expectation for higher AUR that's product-driven? Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO I'm sorry, I missed the second part of that question. The incentive comp reversal, I think we spoke about it in the beginning of the year, was in the neighborhood of $20 million affecting the back half of the year. I think the reversal was in the third quarter, so we are up against that activity from last year. Jonathan Ramsden - Abercrombie & Fitch Co. - COO The second part I think I will take a crack at, Lorraine. Again, coming back to the sequential -- the pace of improvement in the back half of the year and the differential in Q4. I think as Joanne said earlier, Q2, we made a little more progress than we expected, so as we think about how we planned out the year and as we've learned from some of the things that have occurred as we've gone through the past couple of quarters, things that we can react to going forward, we feel we have a stronger opportunity to make progress in the fourth quarter. Lorraine Hutchinson - Bank of America Merrill Lynch - Analyst Thank you. Operator Lindsay Drucker Mann, Goldman Sachs. Edward McLaughlin - Goldman Sachs - Analyst Good morning. This is Edward McLaughlin on for Lindsay. You touched on it before, but could you go into a little bit more detail about what you expect would be the drivers of improvement in US margins going forward and how that might shift over the next two to six quarters, being the 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

breakdown in markdowns, markdown improvement or AUC reductions or just leveraging fixed expenses and then if there's any other detail you could also provide on international markets. Joanne Crevoiserat - Abercrombie & Fitch Co. - CFO So for the US business on the gross margin line, we have had success driving gross margin through AUC. We believe going forward our margin success will be driven by better inventory management, higher acceptance of the product by the customer, certainly higher sales at reg price and better management of promotional activity will be a bigger driver in the US business. And as it relates to operating margins, continued rationalization of our fleet in the US market will also contribute. And again, we continue to focus on expense reductions and making productivity a way of life and driving more efficiency in the business. On the international markets, we are focused on stabilizing the business through comp sales trend stabilization. We've made investments in price. We have seen some returns on those investments in the second quarter and we continue to evaluate and drive more productivity and as we do in those boxes we expect to stabilize those margins, which are already elevated versus our US margins. Operator Dorothy Lakner, Topeka Capital Markets. Dorothy Lakner - Topeka Capital Markets - Analyst Just a quick question going back to the kids business. You spoke about adding I think 3 through 7 years. I'm just wondering what the timing is on that and is it throughout the fleet, including the stores that are within the adult stores? Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President So 3 to 7 years will be available in all kids stores by Christmas. It will be available in a limited fashion online by that period of time as well. As we go through 2016, then we will expand that out quite significantly. We carried out tests recently and it proved successful and that's why we are expanding that assortment out further. Dorothy Lakner - Topeka Capital Markets - Analyst Okay, terrific. And the stores within A&F? Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President The stores within A&F will also carry the 3 to 7 years age group. Dorothy Lakner - Topeka Capital Markets - Analyst Okay. Great. Thank you and good luck. Operator Mark Altschwager, Robert W. Baird. 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Mark Altschwager - Robert W. Baird - Analyst Could you just update us on your chase initiatives. There's been a lot of changes to the business and the assortment. Is this still a component of the expected comp improvement in Q4? Just how do you see your speed to market capabilities evolving with the holiday season and into spring? Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President Over the past several years, and I think we've spoken about it a couple of times, we've really worked hard on evolving our pipeline and our speed to market. We are continuing to focus on that. The teams are able and ready on chase capability. They hold a significant part of their open to buy to make sure that they can react to the business. They've also been empowered to make quicker decisions, so we are pleased with where we are on our chase initiative. Mark Altschwager - Robert W. Baird - Analyst Great. Thank you. Operator Dana Telsey, Telsey Advisory Group. Dana Telsey - Telsey Advisory Group - Analyst On the Abercrombie & Fitch brand, the jeans and dresses were certainly wins. What other categories are being worked on that we should look forward to as we move to the back half of the year? And then I have to tell you on the store experience, the Hollister stores do look very good in our mall visits. Anything else we should be noticing with the new formats of Hollister or in Abercrombie with the shutters now removed as we get towards holiday? Thank you. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President So in terms of products you should be looking out for, certainly sweaters both on male and female and I think I'd call that Christmas-specific product, things like loungewear or motif product. Anything that's got a relationship to Christmas giving, I think that will be a very important component for Abercrombie. Fran Horowitz - Abercrombie & Fitch Co. - Hollister, Brand President For Hollister as well, I think you are going to continue to see what you've been seeing, which is continued improvement with each product update. And as we get into the holiday, we will also be focused on the holiday experience within Hollister and the gift giving opportunity. Christos Angelides - Abercrombie & Fitch Co. - A&F & abercrombie kids, Brand President Just picking up on the store experience, just we are going to continue to make improvements. As we make adjustments to the stores, whether that be lighting or sound levels, we learn something from that and then we will adjust it again. So I would expect that process will just continue. There isn't a stop point moment. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call

Dana Telsey - Telsey Advisory Group - Analyst Thank you. Operator That does conclude today's question-and-answer session and that will conclude today's conference call. Thank you for your participation. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2015, Thomson Reuters. All Rights Reserved. 5789841-2015-08-27T20:04:53.033 22 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2015 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 26, 2015 / 12:30PM, ANF - Q2 2015 Abercrombie & Fitch Co Earnings Call